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[ESCALON LETTERHEAD]


March 21, 2006

Via Edgar

Securities and Exchange Commission
Division of Corporate Finance
Washington, DC 20549
Attention: Angela Crane
Branch Chief

Re:  Escalon Medical Corp. (the "Company")
     Form 10-K for the Year Ended June 30, 2005
     Form 10-QSB for the Quarters Ended September 30, 2005 and December 31, 2005 Forms 8-K filed September 29, 2005 and October 6, 2004
     File Number 0-20127
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Dear Ms. Crane:

As requested, this is a written statement from the Company acknowledging that:

     - The Company is responsible for the adequacy and accuracy of the disclosures in the filing;

     - Staff comments or changes to disclosures in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

     - The Company has not asserted staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely,

ESCALON MEDICAL CORP



By: /s/ Richard J. DePiano, Jr.
   ------------------------------
   Richard J. DePiano, Jr.
   VP Corporate & Legal Affairs

cc: Richard J. DePiano
    Dave Berkowitz